Exhibit 2


                              STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT (this "Agreement"), dated as of June 6, 2005, by and NATUREX, S.A., a societe anonyme organized under the laws of the French Republic, ("Parent"), NATUREX ACQUISITION CORP., a Delaware corporation and direct wholly owned subsidiary of Parent ("Purchaser"), and the undersigned stockholders ("Stockholders"), of PURE WORLD, INC., a Delaware corporation (the "Company").

                                    RECITALS

A. Each Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, set forth opposite such Stockholder's name on Schedule I hereto;

B. Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), that provides for Purchaser to commence a tender offer (the "Offer") for all of the issued and outstanding shares of the Common Stock and the merger of Purchaser with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger"); and

C. As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of each Stockholder. (a) Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

     (i) Stockholder is the beneficial owner of the shares of Common Stock set forth opposite Stockholder's name on Schedule I to this Agreement (together with any shares of Common Stock that such Stockholder may acquire at any time on or after the date hereof during the term of this Agreement, the "Shares"). Schedule I lists separately all options, warrants or other rights to purchase Common Stock held by Stockholder ("Options").

    (ii) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, without the necessity of any joinder, consent or waiver of any Person.

   (iii) This Agreement has been validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (B) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

    (iv) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder's assets are bound. The consummation by Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Stockholder.

     (v) The Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares, except for any of the foregoing arising under this Agreement.

     (b) Paul O. Koether hereby represents and warrants to Parent and Purchaser that he does not own, directly or indirectly, any Shares or Options, beneficially or of record, except individually or through the entities listed as Stockholders on Schedule I to this Agreement.

SECTION 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

     (a) Parent is a societe anonyme duly organized, validly existing and in good standing under the laws of the French Republic. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

     (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

SECTION 3. Tender of the Shares. Each Stockholder hereby agrees that unless this Agreement is terminated pursuant to Section 6 hereof, (a) Stockholder shall validly tender or cause to be validly tendered its Shares to Purchaser pursuant to the Offer as promptly as practicable, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section
1.01 of the Merger Agreement (except that any Shares held in the name of a brokerage firm or similar agent or intermediary shall be tendered as soon as reasonably practicable, but in any event not later than five business days prior to the initial scheduled expiration date of the Offer), and (b) Stockholder shall not withdraw or cause to be withdrawn any of Stockholder's Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all shares of Common Stock validly tendered in the Offer.

SECTION 4. Transfer of the Shares. Prior to the termination of this Agreement, except as otherwise provided herein, each Stockholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; (e) exercise, or give notice of an intent to exercise, any Options unless the Shares underlying such Options become subject to this Agreement upon such Option exercise; or (f) take any other action, other than in Stockholder's capacity as an officer or director of the Company, that would in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby.

SECTION 5. Resignation of Directorship. Paul O. Koether hereby agrees to resign as director of the Company (to the extent Stockholder is a director of the Company on the date hereof), as he may be requested by the Company in connection with the Company's obligations under Section 6.03 of the Merger Agreement.

SECTION 6. Termination. This Agreement shall terminate, and neither Parent nor Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier to occur of (i) the acceptance for payment by Purchaser of the Shares pursuant to the Offer and
(ii) the date of termination of the Merger Agreement in accordance with its terms. The representations and warranties made herein shall not survive the termination of this Agreement.

SECTION 7. Voting Agreement. In the event that any action of the Stockholders as stockholders of the Company is required or requested by Parent or Purchaser between the date hereof and the consummation of the Offer with respect to the transactions contemplated by this Agreement and the Merger Agreement, each Stockholder hereby agrees that such Stockholder shall vote all Shares held of record by such Stockholder (or take such other similar action) in favor of the transactions contemplated by this Agreement and the Merger Agreement.

SECTION 8.  Miscellaneous.

     (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Stockholder, at the address set forth below such Stockholder's name on
Schedule 1 hereto. with a copy to:

     Guy P. Lander
     Davies Ward Phillips & Vineberg LLP
     625 Madison Avenue, 12th Floor
     New York, NY 10022

     Fax: (212) 588-0132

or Purchaser, to:

     NATUREX, S.A.
     Site D'Agroparc Montfavet, B.P. 1218
     F-84911 Avignon Cedex
     France
     Attention:  Jacques Dikansky
     Chief Executive Officer
     Fax:  +33 490 23 73 40

with a copy to:

     Burton K. Haimes, Esq.
     Thelen Reid & Priest LLP
     875 Third Avenue
     New York, New York 10022
     Fax:  (212) 603-2001

     (b) Publication. Each Stockholder hereby permits Parent and Purchaser to publish and disclose in the Offer Documents (including all documents and schedules filed with the SEC) Stockholder's identity and ownership of shares of Common Stock and the nature of Stockholder's commitments, arrangements and understandings pursuant to this Agreement.

     (c) Further Actions. Each of the parties hereto agrees that it will use its commercially reasonable efforts to do all things necessary to effectuate this Agreement.

     (d) Amendment. Waivers. etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (e) Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

     (f) Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     (g) Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     (h) Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

     (i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     (k) Consent to Jurisdiction. Parent, Purchaser and each Stockholder hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the courts of the State of Delaware, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile.

     (l) Service of Process. Parent, Purchaser and each Stockholder irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8(k) hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8(a) hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

     (m) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, Parent, Purchaser and each Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                        NATUREX, S.A.


                                        By: /s/ Jacques Dikansky
                                            --------------------
                                        Name:   Jacques Dikansky
                                        Title:  Chief Executive Officer

                                        NATUREX ACQUISITION CORP.


                                        By: /s/ Jacques Dikansky
                                            --------------------
                                        Name:   Jacques Dikansky
                                        Title:  President

                                        STOCKHOLDERS:


                                        EMERALD PARTNERS

                                        By: /s/ Paul O. Koether
                                            -------------------
                                        Name:   Paul O. Koether
                                        Title:  General Partner


                                        /s/ Paul O. Koether
                                        -------------------
                                        PAUL O. KOETHER


                                        PAUL O. KOETHER IRA ACCOUNT

                                        By: /s/ Paul O. Koether
                                            -------------------
                                        Name:   Paul O. Koether
                                        Title:


                                        ESTATE OF NATALIE I. KOETHER


                                        By: /s/ Paul O. Koether
                                            -------------------
                                        Name:   Paul O. Koether
                                        Title:  Executor


                                        MARITAL TRUST U/W/O NATALIE I. KOETHER


                                        By: /s/ Paul O. Koether
                                            -------------------
                                        Name:   Paul O. Koether
                                        Title:  Trustee

                                        RESIDUARY TRUST U/W/O NATALIE I. KOETHER


                                        By:/s/ Paul O. Koether
                                        Name: Paul O. Koether
                                        Title:   Trustee

                                                                      SCHEDULE I
                                                                      ----------


          STOCKHOLDERS            NUMBER OF SHARES HELD   NUMBER OF OPTIONS HELD
          ------------            ---------------------   ----------------------

Paul O. Koether                         1,621,933*                  0
     211 Pennbrook Road
     Far Hills, NJ  07931

Emerald Partners                          110,000                   0
     211 Pennbrook Road
     Far Hills, NJ  07931

Paul O. Koether Ira Account               318,020                   0
     211 Pennbrook Road
     Far Hills, NJ  07931

Estate Of Natalie Koether                 271,493                   0
     211 Pennbrook Road
     Far Hills, NJ  07931

Marital Trust u/w/o Natalie I.            513,141                   0
Koether
     211 Pennbrook Road
     Far Hills, NJ  07931

Residuary Trust u/w/o Natalie I.          558,356                   0
Koether
     211 Pennbrook Road
     Far Hills, NJ  07931


--------------
* Does not include shares held in the accounts of certain securities brokerage customers of Mr. Koether over which he exercises discretionary authority. Mr. Koether disclaims beneficial ownership of such shares.